SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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STAR GAS PARTNERS, L.P.

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News Announcement

CONTACT: Star Gas Partners Investor Relations 203/328-7310	Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS RESETS RECORD DATE FOR RIGHTS OFFERING AND WILL FURTHER ADJOURN SPECIAL MEETING OF UNITHOLDERS

STAMFORD, CT (March 23, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had reset the previously announced record date for the rights offering from March 28, 2006 to the close of business on April 6, 2006. Star also announced that the special meeting of unitholders to consider the Kestrel recapitalization transaction will be further adjourned from March 28, 2006 until April 6, 2006. The adjourned special meeting will be held at the offices of Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103 at 11:00 local time on April 6, 2006. The special meeting will be further adjourned so that Star may furnish its unitholders with additional proxy materials describing, among other things, the new competing proposal received from the Soros Group, which was announced by the Partnership earlier today.

The new Soros Group proposal includes, among other things, a proposed tender offer by the Soros Group for up to 15 million common units at a price of $3.00 per unit. The new Soros Group proposal contemplates a $67.5 million rights offering to Star’s common unitholders at a price of $2.25 per common unit, with the common units purchased by the Soros Group through the tender offer being eligible to participate in the rights offering and the Soros Group providing a standby commitment to backstop the entire rights offering. Additional information relating to the new Soros Group proposal was contained in Star’s press release issued earlier today.

The board of directors (the “Board”) of Star’s general partner, Star Gas, LLC, will be reviewing and evaluating the new Soros Group proposal in the near future, and after such review will publicly announce by press release the Board’s determination as to whether the new Soros Group proposal constitutes a “Superior Proposal” under the terms of the existing Kestrel Unit Purchase Agreement, as amended.

As previously announced, Star does not have the ability to delay the special meeting of unitholders past the record date for the rights offering without Kestrel’s consent. Kestrel advised the Partnership that it would not grant such consent, and accordingly the Board determined to reset the record date for the rights offering and adjourn the special meeting. Under rules of the New York Stock Exchange, the rights offering is required to be open for a minimum of 16 days, and accordingly the Partnership does not expect to be in a position to further delay the date of the adjourned special meeting without Kestrel’s consent, which Star does not anticipate obtaining. Pursuant to the Kestrel Unit Purchase Agreement, as amended, the Board retains the ability to consider unsolicited proposals, and determine that such proposals are “Superior Proposals”, after the date of the special meeting of unitholders and to terminate the Kestrel Unit Purchase Agreement in order to accept a superior proposal.

As previously announced on March 16, 2006, the Kestrel Unit Purchase Agreement, as amended by the Contingent Amendment, provides for, among other things: the receipt by the Partnership of $56.25 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.25 per unit for an aggregate of $16.875 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.25 per unit for an aggregate of $39.735 million. The rights in the Kestrel transaction agreements are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to the Kestrel transaction, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed additional proxy materials relating to the Kestrel transaction on January 24, 2006, March 1, 2006, March 13, 2006 and March 17, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.